AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 19, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-10
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SIERRA WIRELESS, INC.
(Exact name of registrant as specified in its charter)

CANADA (Province or other jurisdiction of incorporation or organization)	3663 (Primary Standard Industrial Classification Code Number)	91-1876341 (I.R.S. Employer Identification No.)

13811 WIRELESS WAY
RICHMOND, BRITISH COLUMBIA
CANADA V6V 3A4
(604) 231-1100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

MICHAEL C. PHILLIPS
DAVIS WRIGHT TREMAINE LLP
23RD FLOOR
1300 S.W. FIFTH AVENUE
PORTLAND, OREGON 97201
(503) 241-2300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert Wooder Trisha Robertson Blake, Cassels & Graydon LLP Three Bentall Centre Suite 2600 PO Box 49314 595 Burrard Street Vancouver, BC V7X 1L3 CANADA (604) 631-3300	David McLennan Chief Financial Officer Sierra Wireless, Inc. 13811 Wireless Way Richmond, BC V6V 3A4 CANADA (604) 231-1185	Richard Balfour Michael G. Urbani McCarthy Tétrault LLP Suite 1300 Pacific Centre 777 Dunsmuir St. Vancouver, BC V7Y 1K2 CANADA (604) 643-7100	Walter A. Looney Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 USA (212) 455-2000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

PROVINCE OF BRITISH COLUMBIA, CANADA
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☐		Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☑		At some future date (check the appropriate box below)

	1.	☐	Pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar dates after filing)

	2.	☐	Pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( )

	3.	☐	Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registration or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has issued with respect hereto

	4.	☑	After the filing of the next amendment to this Form (if preliminary material is being filed).
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH		PROPOSED	PROPOSED
CLASS OF	AMOUNT TO BE	MAXIMUM	MAXIMUM	AMOUNT OF
SECURITIES TO BE	REGISTERED	OFFERING PRICE	AGGREGATE	REGISTRATION
REGISTERED	(1)	PER SHARE(2)	OFFERING PRICE	FEE
Common Shares, no par value per share	4,025,000	$22.93	$92,293,250	$2,834.00

(1)	Includes up to 525,000 common shares which the underwriters have the option to purchase solely to cover over-allotments, if any. See section titled “Underwriting

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the average of the high and the low sales prices of Sierra Wireless common shares on the Nasdaq Global Market on September 18, 2007.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE AS PROVIDED IN RULE 467 UNDER THE SECURITIES ACT OF 1933 OR ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A) OF THE ACT, MAY DETERMINE.

PART I
Information required to be delivered to offerees or purchasers

A copy of this preliminary short form prospectus has been filed with the securities regulatory authorities in each of the provinces of Canada but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form prospectus is obtained from the securities regulatory authorities.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the corporate secretary of Sierra Wireless, Inc., at 13811 Wireless Way, Richmond, British Columbia, V6V 3A4, telephone: (604) 231-1100 and are also available electronically at www.sedar.com as well as on the website of the U.S. Securities and Exchange Commission at www.sec.gov. For the purposes of the Province of Québec, this simplified prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent information record can be obtained without charge from the corporate secretary of Sierra Wireless, Inc. at the above mentioned address and telephone number and is also available electronically at www.sedar.com.

This document is only being and may only be distributed and directed at (i) persons outside the United Kingdom; or (ii) persons in the United Kingdom who are (a) a “Qualified investor” within the meaning of Section 86(7) of the United Kingdom Financial Services and Markets Act 2000 (“FSMA”) and (b) within the categories of persons referred to in Article 19 (Investment professionals) or article 49 (High net worth companies, unincorporated associations, etc.) of the United Kingdom Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Financial Promotion Order”) (all such persons together being referred to as “relevant persons”). The securities being offered hereunder are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents. This document is not a prospectus for the purposes of Section 85(1) of FSMA. Accordingly, this document has not been approved as a prospectus by the United Kingdom Financial Services Authority (“FSA”) under Section 87A of FSMA and has not been filed with the FSA pursuant to the United Kingdom Prospectus Rules nor has it been approved by a person authorized under the FSMA. See “Underwriting”.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PRELIMINARY SHORT FORM PROSPECTUS

New Issue	September 19, 2007

SIERRA WIRELESS, INC.
US$78,400,000
3,500,000 Common Shares

This is an offering by Sierra Wireless, Inc. (“Sierra Wireless” or the “Company”) of 3,500,000 common shares (“Common Shares of the Company (the “Offering”). The Offering is being made concurrently in Canada under the terms of this prospectus and in the United States under the terms of a registration statement on Form F-10 filed with the United States Securities and Exchange Commission (the “SEC”). Common Shares are being offered in Canada by CIBC World Markets Inc. and RBC Dominion Securities Inc., and in the United States by CIBC World Markets Corp., Piper Jaffray & Co. and RBC Capital Markets Corporation.

Our Common Shares are traded on the Nasdaq Global Market (“Nasdaq”) under the symbol “SWIR” and on the Toronto Stock Exchange (the “TSX”) under the symbol “SW”. On September 18, 2007 the closing price of our Common Shares as reported on Nasdaq was US$23.33 and on the TSX was CDN$23.67 per Common Share.

Investing in the Common Shares involves risks.  See “Risk Factors” beginning on page 5.

This Offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States and Canada, to prepare this prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that we are incorporated under the laws of Canada, that some of our officers and directors are residents of Canada, that some or all of the Underwriters or experts named in the registration statement are residents of Canada, and that a substantial portion of our assets and of such persons are located outside the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY BODY NOR HAS THE SEC OR ANY OTHER REGULATORY BODY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Price: US$22.40 per Common Share

					Net Proceeds to
	Price to Public		Underwriters’ Fee		the Company(1)

Per Common Share	US$	22.40	US$	0.8960	US$	21.5040
Total Offering(2)	US$	78,400,000	US$	3,136,000	US$	75,264,000

(1)	After deducting the Underwriters’ fee equal to 4% of the aggregate gross proceeds of the Offering, but before deducting the expenses of this Offering estimated at US$1,500,000. We will pay all costs and expenses of this Offering.

(2)	We have granted the Underwriters an option (the “Over-Allotment Option”) to purchase up to an aggregate of 525,000 additional Common Shares at the offering price exercisable at any time, in whole or in part, for a period expiring 30 days following the closing date of this Offering. This prospectus qualifies the grant of the Over-Allotment Option and the distribution of the Common Shares issuable upon exercise of the Over-Allotment Option. If the Over-Allotment Option is exercised in full, the total Price to Public, Underwriters’ Fee and Net Proceeds to the Company will be US$90,160,000, US$3,606,400 and US$86,553,600, respectively.

CIBC World Markets Inc., Piper Jaffray & Co. and RBC Dominion Securities Inc. (the “Underwriters”), as principals, conditionally offer the Common Shares subject to prior sale if, as and when issued and delivered by us to, and accepted by, the Underwriters in accordance with the conditions contained in the Underwriting Agreement referred to under the section titled “Underwriting” and subject to approval of certain legal matters on our behalf by Blake, Cassels & Graydon LLP, with respect to Canadian legal matters, and by Davis Wright Tremaine LLP, with respect to U.S. legal matters, and on behalf of the Underwriters by McCarthy Tétrault LLP, with respect to Canadian legal matters, and by Simpson Thacher & Bartlett LLP, with respect to U.S. legal matters. After the Underwriters have made a bona fide effort to sell all of the Common Shares offered under this prospectus at the public offering price fixed in this prospectus, the Underwriters may decrease the offering price or otherwise change the selling terms from time to time. See “Underwriting”.

Subscriptions will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. We expect that share certificates representing the Common Shares will be available for delivery at closing, which is anticipated to be on or about October 2, 2007 or such other date as may be agreed upon by us and the Underwriters, but in any event, not later than October 25, 2007.

The Underwriters may effect transactions which stabilize or maintain the market price of our Common Shares at levels other than those which might otherwise prevail in the open market in accordance with applicable market stabilization rules. See “Underwriting”.

RBC Dominion Securities Inc. is an affiliate of a Canadian chartered bank that entered into a credit agreement with us as borrower dated December 1, 2004 and amended by a letter agreement dated December 4, 2006. Consequently, we may be considered a “connected issuer” of RBC Dominion Securities Inc. within the meaning of applicable Canadian securities laws. See “Relationship Between the Company and A Certain Underwriter”.

You should rely only on the information contained or incorporated by reference in this prospectus and on the other information included in the registration statement of which this prospectus forms a part. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell or seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front of this document and that information contained in any document incorporated by reference is accurate only as of the date of that document, regardless of the time of delivery of this prospectus or of any sale of our Common Shares. Our business, financial condition, results of operations and prospects may have changed since those dates.

Market data and certain industry forecasts used in this prospectus and the documents incorporated by reference in this prospectus were obtained from market research, publicly available information and industry publications. We believe that these sources are generally reliable, but the accuracy and completeness of this information is not guaranteed. We have not independently verified this information, and we do not make any representation as to the accuracy of this information.

We publish our financial statements in United States dollars in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. In this prospectus, unless otherwise indicated, all dollar amounts and references to “US$” or “$” are to United States dollars and references to “CDN$” are to Canadian dollars. This prospectus contains a translation of some Canadian dollar amounts into United States dollars solely for your convenience. See “Exchange Rate Information”. Unless otherwise indicated, all information in this prospectus assumes that the Underwriters’ Over-Allotment Option will not be exercised.

This prospectus contains forward-looking statements which involve risks and uncertainties. See “Forward-Looking Statements”.

In this prospectus, “Sierra Wireless,” “Company,” “we,” “us” and “our” each refers to Sierra Wireless, Inc. and its consolidated subsidiaries unless the context requires otherwise.

Certain names used in this prospectus are our trademarks. This prospectus also includes references to trademarks, product names and company names of other companies.

EXCHANGE RATE DATA

The following table sets out, for each period indicated, the exchange rate at the end of the period and the average of the exchange rates on each day during the period for one U.S. dollar expressed in Canadian dollars, based on the noon exchange rate quoted by the Bank of Canada. As of September 18, 2007 the rate was US$1.00 equals CDN$1.0236.

	Fiscal Year Ended December 31,			Six Months Ended June 30,
	2004	2005	2006	2006	2007

End of period	1.2036	1.1659	1.1653	1.1150	1.0634
Average for period	1.3015	1.2116	1.1341	1.1384	1.1349

SIERRA WIRELESS, INC.

We provide leading edge wireless wide area modem solutions for the mobile computing, rugged mobile and machine-to-machine (M2M) markets. We develop and market a range of products that include wireless modems for mobile computers, embedded modules for original equipment manufacturers, or OEMs, and high value fixed and mobile wireless data solutions for industrial, commercial and public safety applications. We also offer professional services to OEM customers during their product development, leveraging our expertise in wireless design and integration to provide built-in wireless connectivity for notebook computers and other mobile computing devices. Our products and solutions connect people, their mobile computers and fixed terminals to wireless voice and mobile broadband networks around the world.

We believe that wide area wireless for both mobile computing and wireless M2M are rapidly growing markets. We believe that the key growth enablers for these markets include the continued deployment of mobile broadband networks around the world, aggressive promotion of mobile broadband services by wireless operators, attractive mobile broadband rate plans, growing customer awareness of mobile broadband and compelling return on investment rationale for users. Given our extensive experience in wireless data, mobile computing and, as a result of our acquisition of AirLink Communications, Inc. (“AirLink”), M2M, we believe that we are well positioned to benefit from the rapid growth in our key market segments.

Our mobile computing products are used by businesses, consumers and government organizations to enable high speed wireless access to a wide range of applications, including the Internet, e-mail, corporate intranet, remote databases and corporate applications. Our rugged mobile and M2M products are primarily used in the public safety, oil and gas, utility and transaction processing markets. We sell our products primarily through indirect channels, including wireless operators, value added resellers and OEMs.

Key factors that we expect will affect our revenue in the near term are the timing of deployment of mobile broadband networks by wireless operators, technology transitions in both CDMA EV-DO and UMTS/HSPA, the relative competitive position our products have within the wireless operator’s sales channels in any given period, the rate of adoption by end-users, the timely launch and ramp up of sales of our new products currently under development, the level of success OEMs achieve with sales of embedded solutions to end customers, our ability to secure future design wins with both existing and new OEM customers, our ability to compete effectively and our successful integration of AirLink. We expect that product and price competition from other wireless communications device manufacturers will continue to be intense. As a result of these factors, we may experience volatility in our results on a quarter to quarter basis.

We launched a considerable number of new products during 2006 and in the first half of 2007. Our rejuvenated product line, expanded roster of sales channels, the addition of AirLink and strong market growth underpin our expectation of solid revenue growth and continued profitability in 2007. Specific product development and business development initiatives during 2007 include:

AirCard Products

PC Cards: We are continuing to supply UMTS/HSDPA PC cards to several wireless operators around the world including AT&T in the US, Telstra in Australia, debitel in Germany, Bouygues Telecom and Orange in

France, O2 and Orange in the UK, Swisscom Mobile and sunrise in Switzerland, Telefonica in Spain, ONE in Austria and to several other operators in the EMEA region.

We began shipping our new CDMA EV-DO ExpressCards, built for notebook computers with ExpressCard expansion slots, with Sprint in North America and Telecom New Zealand in the Asia-Pacific region during the second quarter of 2007.

We introduced our PC cards and ExpressCards for HSUPA networks during the first quarter of 2007. HSUPA AirCards offer significant speed advantages over our current HSDPA AirCards with a maximum theoretical downlink speed of up to 7.2 Mbps and uplink speed of up to 2 Mbps. We expect to commence commercial shipments of our first HSUPA PC Card products late in the third quarter of 2007.

USB Wireless Modems: Our USB wireless modems plug into the USB ports of both notebook and desktop computers. Late in the first quarter of 2007, we began commercial shipments of our AirCard 875U for HSDPA networks to an operator in Latin America. In the second quarter of 2007, we began commercial shipments of our AirCard 595U for EV-DO Revision A networks to Sprint and our AirCard 875U for HSDPA networks to AT&T and to O2 in the UK. We also launched our AirCard 595U with Telecom New Zealand and Telus. In the third quarter of 2007, we began commercial shipments of our AirCard 595U to Verizon Wireless. We also introduced our USB modems for HSUPA networks and expect to commence commercial shipments late in the third quarter of 2007. Form factor design is an important differentiator among USB products. We expect that the timing of the introduction of new USB form factors by ourselves and our competitors may lead to volatility in our revenue, on a quarterly basis, as new form factors enter the market at different times.

Continued success with our AirCard products will depend in part on our ability to develop AirCard products that meet our customers’ evolving design, schedule and price requirements.

Embedded Modules

In late 2005, several leading notebook computer manufacturers (“PC OEM”) commenced the integration of mobile broadband capability inside their products. Similar to our other OEM customers, the PC OEM customers award design wins for the integration of wide area wireless embedded modules on a platform by platform basis. We currently have embedded module design wins with twelve PC OEM customers, including Lenovo, HP, Panasonic, Fujitsu-Siemens Computers, ASUSTeK Computers, Dialogue Technology Corp., Flipstart Labs and Itronix, a division of General Dynamics. Our design wins span multiple generations of both CDMA EV-DO and HSDPA/HSUPA technologies. Ten of our PC OEM customers currently have commercially available products featuring our embedded mobile broadband solutions. While we have been successful securing many design wins, we are not guaranteed future design wins. Our continued success in the PC OEM market will continue to depend on end customer adoption as well as our ability to develop products that meet our customers’ design, schedule and price requirements.

We continue to have a solid position with our non-PC OEM customers providing solutions for a variety of applications, including design wins for fixed wireless terminal solutions. In the first quarter of 2007, we announced that Cisco Systems selected our embedded modules for their Integrated Service Routers for enterprise disaster recovery and rapid deployment applications. We also have design wins with Ericsson, Digi and others for fixed wireless terminal and router solutions.

We introduced our MC8780/8781 embedded modules for HSUPA networks during the first quarter of 2007 and expect to begin commercial shipments in the third quarter of 2007.

Rugged Mobile and M2M Products

Our rugged mobile products are sold to public safety and field service organizations and are among our highest gross margin products. We experienced a decline in sales of products in this segment in 2006 as a result of not having 3G products to offer to our customers. Late in the first quarter of 2007, we began initial commercial shipments of both our MP 595 for EV-DO Revision A (“Rev A”) networks and MP 875 for UMTS/HSDPA 3.6 Mbps networks. The MP 595 is now certified for use on the Sprint Mobile Broadband Network and the MP 875 is certified for use on AT&T’s Broadband Connect network. We completed the acquisition of AirLink on May 25, 2007. During the second quarter of 2007, AirLink introduced the PinPoint X and Raven X, a new line of intelligent modems. Both of these products have been certified and are commercially available for use on the Verizon Wireless and Bell Mobility EV-DO Rev A networks.

With the launch of our new rugged mobile products, and the addition of AirLink’s high value fixed and mobile wireless data solutions for industrial and public safety applications, we expect the rugged mobile and M2M segments of our business to grow and positively impact our financial results.

Additional Information

Additional information relating to us may be found in the documents incorporated by reference herein, all of which may be found on SEDAR at www.sedar.com or the SEC’s website at www.sec.gov in the case of documents filed with or furnished to the SEC. See “Documents Incorporated by Reference”.

RISK FACTORS

Any investment in our Common Shares involves a high degree of risk due to the nature of our business. The following risk factors, as well as the risk factors set out in the documents incorporated by reference in this prospectus and risks not currently known to us, could materially adversely affect our future business, operations and financial condition and results and could cause them to differ materially from the estimates described in our forward-looking statements. Before investing, prospective purchasers should carefully consider, in light of their own financial circumstances, the factors set out below or incorporated by reference in this prospectus, as well as other information included or incorporated by reference in this prospectus (including subsequently filed documents incorporated by reference). Prospective purchasers should note in particular the risk factors set out at pages 62 to 68 of our Annual Information Form and pages 15 to 19 of our Management Discussion and Analysis for the six months ended June 30, 2007. See “Documents Incorporated by Reference”.

Risks Relating to the Offering

Our stock price has been volatile, is likely to continue to be volatile and could decline substantially.

Our Common Shares have been, and are likely to continue to be, highly volatile. For example, in the last 12 months, our Common Shares traded on Nasdaq and the TSX have closed at a high of $27.86 and CDN$29.10, respectively, and at a low of $11.42 and CDN$12.79, respectively. Our share price could fluctuate significantly in the future for various reasons, including the following:

•	Quarterly variations in operating results;

•	Changes in earnings estimates by analysts;

•	Future announcements concerning us or our competitors;

•	The introduction of new products or changes in product pricing policies by us or our competitors;

•	An acquisition or loss of significant customers, distributors and suppliers;

•	A failure to successfully achieve the desired benefits of the acquisition of AirLink;

•	Regulatory developments;

•	Intellectual property developments;

•	The commencement of material litigation against us or our collaborators;

•	Fluctuations in the economy or general market conditions; or

•	The other risk factors set forth in this prospectus.

In addition, stock markets in general, and the market for shares of communications companies in particular, have experienced extreme price and volume fluctuations in recent years that may be unrelated to the operating performance of the affected companies. These broad market fluctuations may cause the market price for our Common Shares to decline substantially. The market price of our Common Shares could decline below its current price and may fluctuate significantly in the future. These fluctuations may or may not be related to our performance or prospects.

We may be subject to class action litigation in the United States or Canada, which may materially affect our stock value.

In the past, investors have instituted securities class action litigation against us, after a period of volatility in the market price of our securities, alleging one or more violations of U.S. securities laws. While we have successfully settled or had such lawsuits dismissed in the past, if any of our shareholders in the United States or Canada files such litigation, we could incur substantial legal fees and our management’s attention and resources could be diverted from operating our business in order to respond to the litigation.

U.S. investors may not be able to enforce civil liabilities against us.

We were formed under the federal laws of Canada. A significant part of our assets are located outside the United States. In addition, a majority of the members of our board of directors and our officers are residents of countries other than the United States. As a result, it may be impossible for U.S. investors to affect service of process within the United States upon us or these persons or to enforce against us or these persons any judgments in civil and commercial matters, including judgments under U.S. federal securities laws. In addition, a Canadian court may not permit U.S. investors to bring an original action in Canada or to enforce in Canada a judgment of a court in the United States based upon civil liability provisions of the U.S. federal securities laws. No treaty exists between the United States and Canada for the reciprocal enforcement of foreign court judgments.

The Company may be a “passive foreign investment company” under the U.S. Internal Revenue Code and if it is or becomes a “passive foreign investment company” there may be adverse U.S. tax consequences for investors in the United States.

Potential investors that are U.S. taxpayers should be aware that the U.S. Internal Revenue Service may determine that the Company is a “passive foreign investment company” under Section 1297(a) of the U.S. Internal Revenue Code (a “PFIC”). If the Company is or becomes a PFIC, any gain recognized on the sale or other taxable disposition of the Common Shares and any “excess distributions” (as specifically defined in the Internal Revenue Code) paid on the Common Shares is taxed as ordinary income and must be ratably allocated to each day in a U.S. taxpayer’s holding period for the Common Shares. The amount of any such gain or excess distribution allocated to prior years when the Company was a PFIC generally will be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such prior year, and the U.S. taxpayer will be required to pay interest on the resulting tax liability for each prior year, calculated as if the tax liability had been due in each prior year.

Alternatively, if a U.S. taxpayer makes a “QEF election,” the taxpayer generally will be subject to U.S. federal income tax on the U.S. taxpayer’s pro rata share of the Company’s “net capital gain” and “ordinary earnings” (calculated under U.S. federal income tax rules), regardless of whether such amounts are actually distributed by the Company. U.S. taxpayers should be aware that the Company does not intend to satisfy recordkeeping requirements or to supply U.S. taxpayers with required information under the QEF rules in the event that the Company is a PFIC and a U.S. taxpayer wishes to make a QEF election. Thus, U.S. taxpayers should not expect to be able to make a QEF election. As another alternative, a U.S. taxpayer may make a “mark-to-market election” if the Common Shares are “marketable stock” (as specifically defined in the Internal Revenue Code). A U.S. taxpayer that makes a mark-to-market election generally will include in gross income, for each taxable year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Common Shares as of the close of such taxable year over (b) the U.S. taxpayer’s tax basis in such Common Shares. See “Certain Tax Considerations for U.S. Shareholders”.

The Company expects that it will not be a PFIC for the taxable year ending December 31, 2007, and the Company expects that it will not be a PFIC for each subsequent taxable year. The determination of whether the Company will be a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether the Company will be a PFIC for the taxable year ending December 31, 2007, and each subsequent taxable year, depends on the assets and income of the Company over the course of each such taxable year and, as a result, cannot be predicted with certainty as of the date of this prospectus.

Accordingly, there can be no assurance that the Internal Revenue Service will not challenge the determination made by the Company concerning its PFIC status or that the Company will not be a PFIC for any taxable year.

Laws and provisions in our articles, by-laws and shareholder rights plan could delay or deter a change in control.

Our articles and by-laws allow the issuance of preference shares. Our board of directors may set the rights and preferences of any series of preference shares in its sole discretion without the approval of the holders of our Common Shares. The rights and preferences of the preference shares may be superior to those of the Common Shares. Accordingly, the issuance of preference shares also could have the effect of delaying or preventing a change of control of our company. There are at present no preference shares outstanding.

In addition, under our governing statute, the Canada Business Corporations Act (Canada), some business combinations, including a merger or reorganization or the sale, lease or other disposition of all or a substantial part of our assets, must be approved by at least two-thirds of the votes cast by our shareholders or, sometimes, holders of each class of shares. In some cases shareholders may have a right to dissent from the transaction, in which case we would be required to pay dissenting shareholders the fair value of their Common Shares provided they have followed the required procedures. The requirement to make payments to dissenting shareholders may deter a third party from making an offer to acquire the Company in any of the transactions described above.

In addition, we have adopted a shareholder rights plan that provides the potential for substantial dilution to an acquiror unless either the acquiror makes a bid to all shareholders, which is held open for at least 45 days and is accepted by shareholders holding at least 50% of the outstanding Common Shares, or the bid is otherwise approved by our board of directors. This could discourage a potential acquiror from making a take-over bid and make it more difficult for a third party to acquire control of us.

Furthermore, all of our executive officers have contractual rights under employment agreements to have their stock options vest immediately and obtain up to 24 months in the case of our Chief Executive Officer and at least 18 months’ severance pay in the case of our other executive officers in the event of their termination without cause within 12 months following a change of control of the Company.

Limitations on the ability of third parties to acquire and hold our Common Shares may be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition to review any acquisition of a significant interest in our company. This legislation grants the Commissioner jurisdiction to challenge such an acquisition before the Competition Tribunal if the Commissioner believes that it would, or would be likely to, result in a substantial lessening or prevention of competition in any market in Canada. The Investment Canada Act (Canada) subjects an acquisition of control of a company by a non-Canadian to government review if the value of our assets as calculated pursuant to the legislation exceeds a threshold amount. A reviewable acquisition may not proceed unless the relevant minister is satisfied or is deemed to be satisfied that there is likely to be a net benefit to Canada from the transaction.

Each of these matters could delay or deter a change in control that would be attractive to, and provide liquidity for, shareholders, and could limit the price that investors may be willing to pay in the future for our Common Shares.

You will incur substantial and immediate dilution if you purchase shares in this Offering.

The offering price of our Common Shares in this Offering will significantly exceed the net tangible book value of our Common Shares. Accordingly, if you purchase Common Shares in this Offering, you will incur immediate and substantial dilution of your investment. If outstanding options and warrants to purchase, or rights to acquire, our Common Shares are exercised, you will incur additional dilution.

We do not currently anticipate paying any dividends in the foreseeable future.

Since incorporation, we have not paid any dividends on our Common Shares. We currently intend to retain our future earnings, if any, to finance the growth of our business. We do not currently anticipate that we will pay any dividends on our Common Shares in the immediate or foreseeable future.

Management has broad discretion as to the use of the proceeds from this Offering.

We intend to use the proceeds from this Offering for general corporate purposes, working capital and future acquisitions. Our management will have broad discretion with respect to the use of proceeds from this Offering. You will be relying on the judgment of our management about these uses. If we do not allocate the proceeds of this Offering effectively or use the proceeds beneficially, our prospects, business, financial condition and results of operations could be harmed. See “Use of Proceeds”.

Future sales or issuances of Common Shares could lower our share price, dilute investors’ voting power and may reduce our earnings per share.

We may sell additional Common Shares in subsequent offerings. We may also issue additional Common Shares to finance future acquisitions. We cannot predict the size of future issuances of Common Shares or the effect, if any, that future issuances and sales of Common Shares will have on the market price of our Common Shares. Sales or issuances of substantial numbers of Common Shares, or the perception that such sales could occur, may adversely affect prevailing market prices for our Common Shares. With any additional sale or issuance of Common Shares, investors will suffer dilution to their voting power and we may experience dilution in our earnings per share.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, or incorporated by reference herein, that are not based on historical facts, constitute forward-looking statements or forward-looking information within the meaning of applicable securities laws (“forward-looking statements”). These forward-looking statements are not promises or guarantees of future performance but are only predictions that relate to future events, conditions or circumstances or our future results, performance, achievements or developments and are subject to substantial known and unknown risks, assumptions, uncertainties and other factors that could cause our actual results, performance, achievements or developments in our business or in our industry to differ materially from those expressed, anticipated or implied by such forward-looking statements. Forward-looking statements include all disclosure regarding possible events, conditions, circumstances or results of operations that are based on assumptions about future economic conditions, courses of action and other future events. We caution you not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. Forward-looking statements include statements regarding the outlook for our future operations, plans and timing for the introduction or enhancement of our services and products, statements concerning strategies, developments, statements about future market conditions, supply conditions, end customer demand conditions, channel inventory and sell through, revenue, gross margin, operating expenses, profits, forecasts of future costs and expenditures, the outcome of legal proceedings, and other expectations, intentions and plans that are not historical fact. Forward-looking statements include, without limitation:

•	Information concerning possible or assumed future results of operations, trends in financial results and business plans;

•	Statements about our product development activities and schedules;

•	Statements about our expectations for regulatory approvals for any of our product candidates;

•	Statements about our potential or prospects for future product sales and royalties;

•	Statements about the level of our costs and operating expenses relative to our revenues, and about the expected composition of our revenues;

•	Statements about our future capital requirements and the sufficiency of our cash, cash equivalents, investments and other sources of funds to meet these requirements;

•	Statements about the outcome of contingencies such as legal proceedings;

•	Other statements about our plans, objectives, expectations and intentions; and

•	Other statements that are not historical fact.

In some cases, you can identify forward-looking statements by words such as “may”, “estimates”, “projects”, “anticipates,” “believes,” “plans,” “expects,” “intends” or their negatives or other comparable words, but the absence of those words does not necessarily mean that a statement is not forward-looking. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including but not limited to the factors described in the section titled “Risk Factors” in this prospectus. The risk factors and uncertainties that may affect our actual results, performance, achievements or developments are many and include, amongst others, our ability to develop, manufacture, supply and market new products that we do not produce today that meet the needs of customers and gain commercial acceptance, our reliance on the deployment of next generation networks by major wireless operators, the continuous commitment of our customers, increased competition and other risks detailed herein under the heading “Risk Factors” or included in the documents incorporated by reference herein. Many of these factors and uncertainties are beyond our control. Consequently, all forward-looking statements in this prospectus, or the documents incorporated by reference herein, are qualified by this cautionary statement and there can be no assurance that actual results, performance, achievements or developments anticipated by us will be realized. Forward-looking statements are based on management’s current plans, estimates, projections, beliefs and opinions and, except as required by applicable securities laws, we do not undertake any obligation to update forward-looking statements should the assumptions related to these plans, estimates, projections, beliefs and opinions change.

Except as required by applicable securities laws, we undertake no obligation to publicly update any forward-looking statements to reflect circumstances or events after the date of this prospectus, or to reflect the occurrence of unanticipated events. You should review the factors and risks we describe in the reports we file from time to time with the applicable Canadian securities commissions or similar regulatory authorities or the SEC after the date of this prospectus.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of Common Shares we are offering will be $73.8 million after deducting the Underwriters’ fees and estimated offering expenses. We estimate that the net proceeds will be approximately $85.1 million if the Over-Allotment Option is exercised in full.

We currently expect to use the net proceeds of this Offering for general corporate purposes, working capital and future acquisitions. There may be circumstances, however, where for sound business reasons, a reallocation of funds may be necessary, and we reserve the right to reallocate the proceeds of the Offering in these circumstances.

CAPITALIZATION

The following table sets forth the capitalization of the Company as at the dates indicated and as adjusted to give effect to the Offering. The table should be read in conjunction with (1) the audited annual consolidated financial statements of the Company for the year ended December 31, 2006 and Management’s Discussion and Analysis thereon; and (2) the unaudited interim consolidated financial statements of the Company as at and for the three and six months ended June 30, 2007 and Management’s Discussion and Analysis thereon; all of which are incorporated by reference in this short form prospectus. There has been no material change in the capitalization of the Company since June 30, 2007.

				As Adjusted
				June 30, 2007
				Assuming Full
				Exercise of the
	Actual	Actual	As Adjusted	Over-Allotment
	December 31, 2006	June 30, 2007	June 30, 2007	Option
	(audited)	(unaudited)	(unaudited)	(unaudited)

Cash and cash equivalents	$46,438	$71,227	69,727	69,727
Short-term investments	40,554	18,826	94,090	105,380

	$86,992	$90,053	163,817	175,107

Long-term liabilities, including current portion	$1,992	$1,495	1,495	1,495

Shareholders’ equity:
Common shares (authorized — unlimited; outstanding, June 30, 2007 — 27,338,218, December 31, 2006 — 25,708,331; outstanding, as adjusted June 30, 2007 — 30,838,218; outstanding, as adjusted June 30, 2007 assuming full exercise of the over-allotment option — 31,363,218) and additional paid in capital	225,101	247,351	322,615	333,905
Warrants	1,538	1,538	1,538	1,538
Deficit	(73,061)	(61,134)	(61,134)	(61,134)
Accumulated other comprehensive loss	(746)	(729)	(729)	(729)

Total shareholders’ equity	152,832	187,026	262,290	273,580

Total capitalization	$154,824	$188,521	263,785	275,075

Note:

(1)	Without giving effect to the issuance of any Common Shares which have been allocated and reserved for issuance upon the exercise of 2,006,910 outstanding stock options of the Company.

DESCRIPTION OF SHARE CAPITAL

Our authorized capital consists of an unlimited number of Common Shares, of which, at September 18, 2007, 27,456,864 were issued and outstanding, and an unlimited number of preference shares, issuable in series, of which none are issued and outstanding. Our board of directors is authorized to determine the designation, rights and restrictions to be attached to the preference shares upon issuance.

Holders of Common Shares are entitled to receive notice of any meeting of shareholders and to attend and vote at those meetings, except those meetings at which only the holders of shares of another class or of a particular series are entitled to vote. Each Common Share entitles its holder to one vote. Subject to the rights of the holders of preference shares, the holders of Common Shares are entitled to receive on a proportionate basis such dividends as our board of directors may declare out of funds legally available therefor. In the event of the dissolution, liquidation, winding up or other distribution of our assets, the holders of the Common Shares are entitled to receive on a proportionate basis all of our assets remaining after payment of all of our liabilities, subject to the rights of holders of preference shares.

The Common Shares carry no pre-emptive or conversion rights other than rights granted to holders of Common Shares under the Shareholders Rights Plan implemented and ratified by our shareholders on April 27, 2000 and re-adopted by our shareholders on April 28, 2003 and April 25, 2006. The Shareholder Rights Plan is designed to encourage the fair treatment of our shareholders in connection with any take-over offer for our outstanding Common Shares. The Shareholder Rights Plan provides our board of directors and shareholders with 45 days, which is longer than provided by applicable laws, to fully consider any unsolicited take-over bid without undue pressure, in order to allow our board of directors, if appropriate, to consider other alternatives to maximize shareholder value and to allow additional time for competing bids to emerge. If a bid is made to all shareholders, is held open for at least 45 days and is accepted by shareholders holding more than 50% of the outstanding Common Shares, or is otherwise approved by our board of directors, then the Shareholder Rights Plan will not affect the rights of shareholders. Otherwise, all shareholders, except the parties making a take-over bid, will be able to acquire a number of additional Common Shares equal to 100% of their existing outstanding holdings at half the market price. Thus, any party making a take-over bid not permitted by the Shareholder Rights Plan could suffer significant dilution. The Shareholder Rights Plan will expire in accordance with its terms upon the termination of our 2009 annual meeting of shareholders.

CERTAIN TAX CONSIDERATIONS FOR U.S. SHAREHOLDERS

The following discussion generally summarizes certain material Canadian and U.S. federal income tax consequences of the acquisition, ownership and disposition of Common Shares purchased pursuant to this prospectus by certain U.S. purchasers. This discussion is not intended to be, nor should it be construed to be, legal or tax advice to any particular prospective purchaser. This discussion does not take into account Canadian provincial or territorial tax laws, U.S. state or local tax laws, or tax laws of jurisdictions outside of Canada and the United States. The following is based upon the tax laws of Canada and the United States as in effect on the date of this prospectus, which are subject to change with possible retroactive effect. Prospective purchasers should consult their own tax advisors with respect to their particular circumstances.

Material United States Federal Income Tax Considerations for United States Holders

Circular 230 Disclosure

Any statement made in this prospectus regarding U.S. federal tax matters is not intended or written to be used, and cannot be used, by any taxpayer for purposes of avoiding any tax penalties. Any such statement herein is written in connection with the marketing or promotion of the transaction to which the statement relates. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Introduction

The following is a general summary description of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of Common Shares by U.S. Holders (as defined below). This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), current U.S. Treasury Regulations promulgated under the Code, proposed or temporary Treasury Regulations promulgated under the Code, the legislative history of the Code, the United States-Canada Tax Convention of 1980, as amended by various Protocols (the “Treaty”), judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date of this prospectus and all of which are subject to change, possibly on a retroactive basis.

This summary considers only U.S. Holders who will own Common Shares as capital assets, that is, generally as investments. For purposes of this discussion, a U.S. Holder is: (i) an individual citizen or resident (as defined under U.S. tax laws) of the United States; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or of any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of the source; or (iv) a trust, if (1) a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) the trust was in existence on August 20, 1996, and has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person. If a partnership, including any entity that is treated as a partnership for U.S. federal income tax purposes, holds Common Shares, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective purchaser of Common Shares that is a partnership, and the partners in such partnership, should consult their tax advisors about the U.S. federal income tax consequences of holding and disposing of Common Shares.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on the holder’s individual circumstances. In particular, not addressed are the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special treatment, including (by way of example only): (i) broker-dealers in securities or currencies; (ii) life insurance companies, regulated investment companies or real estate investment trusts; (iii) banks, thrifts or other financial institutions or “financial services entities”; (iv) taxpayers who have elected mark-to-market accounting; (v) tax-exempt entities; (vi) taxpayers who hold Common Shares as a position in a “straddle,” or as part of a “synthetic security” or “hedge,” “conversion transaction” or other integrated investment; (vii) holders owning directly, indirectly or by attribution at least ten percent of the voting power in the Company; and (viii) U.S. Holders whose functional currency is not the U.S. dollar.

The discussion contained herein is of a general nature only and is not intended to constitute a complete analysis of the U.S. tax consequences and should not be interpreted as legal or tax advice to any U.S. Holder, as U.S. tax consequences may vary depending upon the U.S. Holder’s particular circumstances. Each U.S. Holder should obtain advice from his, her or its own tax advisor as to the U.S. federal, state, local, and non-U.S. tax consequences and tax reporting requirements resulting from holding Common Shares.

Distributions on Common Shares

Subject to application of the PFIC rules (discussed below), a U.S. Holder that receives a distribution, including a constructive distribution, with respect to Common Shares will be required to include the amount of such distribution in gross income as ordinary income (without reduction for any Canadian income tax withheld from such distribution) to the extent, if any, of the current or accumulated “earnings and profits” of the Company. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Company, such distribution will be treated (1) first, as a tax-free return of capital to the extent of the U.S. Holder’s adjusted basis in the Common Shares and, (2) thereafter, as gain from the sale or exchange of such shares. (See more detailed discussion at “Disposition of Common Shares” below). The Company, however, does not expect to keep earnings and profits in accordance with U.S. federal income tax principles. Therefore, U.S. holders should expect that a distribution will generally be treated as a dividend.

For taxable years beginning before January 1, 2011, a dividend paid by a non-U.S. corporation generally will be taxed at the preferential tax rates applicable to long-term capital gains (generally, a maximum rate of 15%) if (a) the corporation is a “qualified foreign corporation” (“QFC”) (as defined below), (b) the U.S. Holder receiving such dividend is an individual, estate, or trust, and (c) such dividend is paid on shares that have been held by such

U.S. Holder for at least 61 days (during which such U.S. Holder is not protected from risk of loss) during the 121-day period beginning 60 days before the “ex-dividend date” (i.e., the first date that a purchaser of such shares will not be entitled to receive such dividend). Such preferential tax rates will not be available, however, if the U.S. Holder receiving the dividend is obligated to make related payments with respect to positions in substantially similar or related property, or if the U.S. Holder elects to treat the dividend as “investment income” pursuant to Section 163(d)(4) of the Code. The Company generally will be a QFC if it is eligible for the benefits of the Treaty (which it believes that it is and will continue to be) and is not a PFIC (as defined below) for the taxable year during which the Company pays a dividend or for the preceding taxable year. In addition, dividends paid with respect to stock of a foreign corporation that is readily tradeable on an established U.S. securities market (such as the Nasdaq Global Market) are treated as paid by a QFC, provided the corporation is not a PFIC for the taxable year during which the corporation pays the dividends or for the preceding taxable year. Subject to application of the PFIC rules (discussed below), if the Company is not a QFC, a dividend paid by the Company to a U.S. Holder, including a U.S. Holder that is an individual, estate, or trust, generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains). Certain dividends do not qualify for the preferential rate, even if paid by a QFC, and U.S. Holders should therefore consult their own tax advisors regarding the application of these rules in light of their particular circumstances.

The amount of a distribution paid in currency other than U.S. dollars generally will be equal to the U.S. dollar value of such distribution based on the exchange rate applicable on the date of receipt. A U.S. Holder that does not convert foreign currency received as a distribution into U.S. dollars on the date of receipt generally will have a tax basis in such non-U.S. currency equal to the U.S. dollar value of such non-U.S. currency on the date of receipt. Such a U.S. Holder generally will recognize ordinary income or loss on the subsequent sale or other taxable disposition of such non-U.S. currency (including an exchange for U.S. dollars).

Dividends paid on Common Shares generally will not be eligible for the “dividends-received deduction”. The availability of the dividends-received deduction is subject to complex limitations that are beyond the scope of this discussion, and a U.S. Holder that is a corporation should consult his, her or its own financial advisor, legal counsel, or accountant regarding the dividends-received deduction.

Disposition of Common Shares

Subject to application of the PFIC rules (discussed below), a U.S. Holder will recognize gain or loss on the sale or other taxable disposition of Common Shares in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s adjusted basis in the Common Shares sold or otherwise disposed of. If the PFIC rules do not apply, any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the Common Shares were held for more than one year at the time of the sale or other disposition.

Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations. For a U.S. Holder that is an individual, estate, or trust, capital losses may be used to offset capital gains and up to $3,000 of ordinary income in a taxable year. An unused capital loss of a U.S. Holder that is an individual, estate, or trust generally may be carried forward to subsequent taxable years, until such net capital loss is exhausted. For a U.S. Holder that is a corporation, capital losses may be used to offset only capital gains, and an unused capital loss generally may be carried back three years and carried forward five years from the year in which the capital loss is recognized.

Foreign Tax Credit

A U.S. Holder who pays (whether directly or through withholding) Canadian or other foreign income tax with respect to Common Shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for the Canadian or other foreign income tax paid. Subject to the limitations described below, a credit generally will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed that portion of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, as either “foreign source” or “U.S. source”. In addition, this limitation is calculated separately with respect to “passive income” and “general category income,” i.e., income other than “passive income”. Dividends paid by the Company generally will constitute “foreign source” income and be classified as “passive income”. Distributions with respect to Common Shares in excess of the Company’s current and accumulated earnings and profits, as well as any gain recognized on disposition of Common Shares, would generally not constitute foreign source income (subject to application of the Treaty), and a U.S. Holder would not be able to use the foreign tax credit arising from any Canadian withholding tax imposed on such distributions, or any Canadian income tax imposed on such gain, unless the credit could be applied (subject to applicable limitations) against U.S. federal income tax due on other foreign source income in the appropriate category. In certain circumstances, if a U.S. Holder has held stock for less than a specified minimum period during which it is not protected from risk of loss, or is obligated to make payments related to the dividends, the U.S. Holder will not be allowed a foreign tax credit for Canadian withholding taxes imposed on the dividends paid with respect to such stock. The foreign tax credit rules are complex, and each U.S. Holder should consult his, her or its own financial advisor, legal counsel, or accountant regarding their application to the U.S. Holder’s particular circumstances.

Passive Foreign Investment Company Status

For U.S. federal income tax purposes, a foreign corporation generally will be classified as a passive foreign investment company, or PFIC, for any taxable year during which either (i) 75% or more of its gross income is passive income (as defined for U.S. federal income tax purposes), such as dividends, interest and royalties or (ii) on average for such taxable year, 50% or more of its assets produce or are held for the production of passive income. For purposes of applying the foregoing tests, the assets and gross income of any corporation in which the PFIC is considered to own 25% or more of the shares (by value) will be proportionately attributed to the PFIC.

Based on our current and projected income, assets and activities, we believe that we will not be classified as a PFIC currently or in the future. However, there can be no assurances that we are not or will not become a PFIC because (i) the determination of whether or not we are a PFIC will be based on the composition of our income and assets, including goodwill, and can be definitively made only after the end of each taxable year; (ii) the value of our assets may vary significantly following the Offering; (iii) we will own a substantial amount of passive assets after the Offering; and (iv) the application of the relevant rules is not entirely clear in all respects.

If the Company is a PFIC for any taxable year during which a U.S. Holder owns Common Shares, the U.S. Holder will be subject to special U.S. federal income tax rules, set forth in Sections 1291 to 1298 of the Code, with respect to the Common Shares. If a U.S. Holder does not make a “qualified electing fund,” or “QEF,” election, or a “mark-to-market” election, then a U.S. Holder of Common Shares would be required to report any gain on the sale or other taxable disposition of any Common Shares, and any “excess distribution” (generally, distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the Common Shares), as ordinary income. The tax liability on such gain or income from excess distributions is computed as if the items had been earned ratably by the U.S. Holder over each day in the U.S. Holder’s holding period for the Common Shares. Income is subject to the highest ordinary income tax rate for each taxable year in which the items were treated as having been earned, other than the current year of the U.S. Holder and years during which the corporation was not a PFIC, and the U.S. Holder will be required to pay interest on the resulting tax liability for each such prior year (which may be nondeductible by certain U.S. Holders), calculated as if such tax liability had been due in each such prior year. In addition, dividends from the Company would not be eligible for the preferential tax rate described above if the Company is a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year.

A U.S. Holder who makes a QEF election generally would not be subject to the special rules applicable to shareholders of PFICs described above. Instead, the U.S. Holder would pay tax on his, her or its pro rata share of the PFIC’s ordinary earnings and net capital gains for each year the U.S. Holder held the shares, regardless of whether such income or gain was actually distributed. Alternatively, in certain circumstances a U.S. Holder, again in lieu of being subject to the rules discussed in the preceding paragraph, may make an election under a mark-to-market regime, provided that the PFIC stock held by the U.S. Holder is “marketable stock,” i.e., stock regularly traded on a qualified exchange. The Company’s Common Shares are listed on the Nasdaq Global Market, which is treated as a qualified exchange under applicable U.S. Treasury Regulations. No assurances can be given, however, that the Common Shares will be “regularly traded” for purposes of the mark-to-market election. Under this election, the U.S. Holder would be required to recognize as ordinary income each year an amount equal to the excess of the fair market value over the adjusted basis of his or her shares in the PFIC, calculated as of the close of such year. If the adjusted basis of the shares were to exceed their fair market value, and an election to have this regime apply were in effect, the U.S. Holder would be entitled to deduct the amount of such excess, but only to the extent of amounts included in ordinary income in prior taxable years pursuant to the election.

Both a QEF election and a mark-to-market election are subject to complex and specific rules and requirements. In particular, a QEF election requires that the PFIC agree to provide certain information to shareholders and meet certain other requirements. We make no representation that we will be willing or able to provide this information or meet these requirements if we are classified as a PFIC. Thus, U.S. Holders should not expect to be able to make a QEF election. U.S. Holders are strongly urged to consult their own tax advisors concerning the QEF election and the mark-to-market election if we are classified as a PFIC.

A U.S. Holder who beneficially owns shares of a PFIC must file an annual return with the IRS on IRS Form 8621.

Information Reporting and Backup Withholding

Payments in respect of Common Shares may be subject to information reporting to the IRS and to a 28% U.S. backup withholding tax. Backup withholding may apply unless the payee (i) is a corporation or other exempt recipient and, if required, demonstrates its status as such, or (ii) provides a U.S. taxpayer identification number, or TIN, which, for an individual, is usually his or her social security number, certifies that the TIN provided is correct and that the holder has not been notified by the IRS that it is subject to backup withholding due to the underreporting of interest or dividends, the IRS has not notified the payor that the TIN provided by the payee is incorrect, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax; rather, any amounts withheld under the backup withholding rules will be allowed as a refund or credit against such payee’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. A U.S. Holder that fails to provide a correct TIN, when requested, may also be subject to penalties. U.S. Holders should consult with their own tax advisors as to the application of the U.S. information reporting and backup withholding rules.

Canadian Federal Income Tax Considerations for U.S. Residents

The following is a general summary of the principal Canadian federal income tax considerations generally applicable to a U.S. Resident (as defined below) who acquires Common Shares (“Common Shares”) pursuant to this prospectus. As used in this summary of Canadian federal income tax considerations, the term “U.S. Resident” means a holder of Common Shares who: (A) for the purposes of the Income Tax Act (Canada) (the “Tax Act”) and regulations thereunder (the “Regulations”) (i) is not, has not been and will not be or be deemed to be, resident in Canada at any time while he or she holds or held Common Shares, (ii) deals at arm’s length and is not affiliated with the Company, (iii) holds the Common Shares as capital property and (iv) does not use or hold (and has never used or held) the Common Shares in carrying on a business in Canada; and (B) for the purposes of the Canada-United States Income Tax Convention (1980), (the “Convention”), is at all relevant times a resident of the United States. Common Shares will generally be considered to be capital property to a U.S. Resident unless the shares are held as inventory in the course of carrying on a business or in a transaction considered to be an adventure in the nature of trade. Common Shares held by certain “financial institutions”, as defined in the Tax Act, will generally not be capital property to such holders and will be subject to special “mark-to-market rules” contained in the Tax Act. This summary does not take into account these mark-to-market rules. Holders which are financial institutions for the purposes of these rules or which otherwise do not hold their Common Shares as capital property should consult their own tax advisors. Special rules, which are not discussed in this summary, may apply to a holder that is an insurer carrying on business in Canada or elsewhere.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular U.S. Resident. This summary is not exhaustive of all Canadian federal income tax considerations applicable to a U.S. Resident acquiring Common Shares pursuant to this Offering. Accordingly, U.S. Residents are urged to consult their own tax advisors with respect to their particular circumstances.

This summary is based upon the current provisions of the Tax Act and the Regulations, all specific proposals to amend the Tax Act and the Regulations announced by the Minister of Finance (Canada) prior to the date of this prospectus, our understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) and the current provisions of the Convention. This summary does not take into account or anticipate any other changes in law, whether by judicial, regulatory, administrative, governmental or legislative decision or action, nor does it take into account any provincial, territorial or foreign tax legislation or considerations.

Taxation of Dividends on Common Shares

Under the Tax Act, dividends on Common Shares paid or credited to a non-resident of Canada will normally be subject to Canadian withholding tax at the rate of 25% of the gross amount of such dividends. This withholding tax may be reduced pursuant to the terms of the Convention. Under the Convention, the rate of Canadian withholding tax which will apply on dividends paid by the Company to a U.S. Resident that beneficially owns such dividends is generally 15% unless the beneficial owner is a company which owns at least 10% of the voting stock of the Company at that time in which case the rate is reduced to 5%. In addition, under the Convention and the administrative practices of CRA, dividends may be exempt from Canadian withholding tax if paid to certain U.S. Residents that have complied with certain administrative conditions and that are qualifying religious, scientific, literary, educational or charitable tax-exempt organizations or that are qualifying trusts, companies, organizations or arrangements operated exclusively to administer or provide pension, retirement or employee benefits that are exempt from tax in the United States.

Disposition of Common Shares

A U.S. Resident will not be subject to tax under the Tax Act in respect of any capital gain realized by such U.S. Resident on a disposition of a Common Share unless such Common Share constitutes “taxable Canadian property”, as defined in the Tax Act, of the U.S. Resident at the time of disposition. As long as the Common Shares are then listed on a prescribed stock exchange, which currently includes the Toronto Stock Exchange and the Nasdaq Global Market, the Common Shares generally will not constitute taxable Canadian property of a U.S. Resident unless, at any time during the 60-month period immediately preceding the disposition, the U.S. Resident, persons with whom the U.S. Resident did not deal at arm’s length, or the U.S. Resident together with all such persons, owned or had an interest or an option in respect of 25% or more of the issued shares of any class or series of shares of our capital stock.

If the Common Shares are taxable Canadian property to a U.S. Resident at the time of disposition, any capital gain realized on the disposition or deemed disposition of such Common Shares will, according to the Convention, generally not be subject to Canadian federal income tax unless the value of the Common Shares at the time of the disposition of such Common Shares is derived principally from “real property situated in Canada” within the meaning set out in the Convention. A U.S. Resident whose Common Shares are taxable Canadian property should consult his or her own advisors regarding filing and other Canadian federal income tax considerations.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement dated September 19, 2007 (the “Underwriting Agreement”), each Underwriter named below has agreed to purchase, and we have agreed to sell to that Underwriter, the number of Common Shares set forth opposite the Underwriter’s name.

Underwriter	Number of Common Shares

CIBC World Markets Inc.	1,750,000
Piper Jaffray & Co.	875,000
RBC Dominion Securities Inc.	875,000

Total	3,500,000

The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Common Shares included in this Offering are subject to approval of legal matters by counsel and to other conditions. The Underwriters are obligated to purchase all the Common Shares (other than those covered by the Over-Allotment Option described below) if they purchase any of the Common Shares.

The Underwriters propose to offer some of the Common Shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the Common Shares to dealers at the public offering price less a concession not to exceed US$0.448 per Common Share. The Underwriters may allow, and dealers may reallow a concession not to exceed US$0.10 per Common Share on sales to other dealers. After the initial offering of the Common Shares to the public, the Underwriters may change the public offering price and concessions.

We have granted to the Underwriters the Over-Allotment Option, exercisable for 30 days from the date of the closing of this Offering, to purchase up to 525,000 additional Common Shares at the public offering price. The Underwriters may exercise the Over-Allotment Option, in whole or in part, solely for the purpose of covering over-allotments, if any, in connection with this Offering. If the Over-Allotment Option is exercised in full, the total offering price to the public, the Underwriters’ fee and the net proceeds to the Company will be $90,160,000, $3,606,400 and $86,553,600, respectively. Under applicable securities laws, this prospectus also qualifies the grant of the Over-Allotment Option and the distribution of the additional Common Shares issuable on exercise of the Over-Allotment Option.

We have agreed that, for a period of 90 days from the date of the Underwriting Agreement, we will not, directly or indirectly (except as disclosed in the financial statements incorporated by reference into the Prospectus), (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition or purchase by any person at any time in the future) any Common Shares or securities convertible into or exchangeable for Common Shares or substantially similar securities, or sell or grant options, rights or warrants with respect to any Common Shares or securities convertible into or exchangeable for Common Shares (other than the Common Shares being sold in the Offering and Common Shares issued in connection with acquisitions (provided that Common Shares issued in connection with acquisitions are not freely tradable during the 90 day period), pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date hereof or under currently outstanding options, warrants or rights), (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such Common Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Shares or other securities, in cash or otherwise, (3) file or cause to be filed a registration statement, including any amendments, with respect to the registration of any Common Shares or securities convertible, exercisable or exchangeable into Common Shares or any of our other securities (other than the Common Shares being sold in the Offering and Common Shares issued pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date hereof) or (4) publicly disclose the intention to do any of the foregoing, in each case without the prior written consent of the Underwriters, which consent shall not be unreasonably withheld.

This Offering is being made concurrently in all of the provinces of Canada and in the United States pursuant to the multi-jurisdictional disclosure system implemented by the securities regulatory authorities in the United States and Canada. The Common Shares will be offered in the United States by CIBC World Markets Corp., Piper Jaffray & Co. and RBC Capital Markets Corporation, and in Canada by CIBC World Markets Inc. and RBC

Dominion Securities Inc. Subject to applicable law, the Underwriters may offer the Common Shares outside of Canada and the United States.

The outstanding Common Shares of the Company are listed for trading on the TSX under the symbol “SW” and on the Nasdaq Global Market under the symbol “SWIR”.

In connection with the Offering, the Underwriters may purchase and sell Common Shares in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Common Shares in excess of the number of Common Shares to be purchased by the Underwriters in the Offering, which creates a syndicate short position. “Covered” short sales are sales of Common Shares made in an amount up to the number of Common Shares represented by the Over-Allotment Option. In determining the source of Common Shares to close out the covered syndicate short position, the Underwriters will consider, among other things, the price of Common Shares available for purchase in the open market as compared to the price at which they may purchase Common Shares through the Over-Allotment Option. Transactions to close out the covered syndicate short position involve either purchases of the Common Shares in the open market after the distribution has been completed or the exercise of the Over-Allotment Option. The Underwriters may also make “naked” short sales of Common Shares in excess of the Over-Allotment Option. The Underwriters must close out any naked short position by purchasing Common Shares in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the Common Shares in the open market after pricing that could adversely affect investors who purchase in the Offering. Stabilizing transactions consist of bids for or purchases of Common Shares in the open market while the Offering is in progress.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the Common Shares. They may also cause the price of the Common Shares to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The Underwriters may conduct these transactions in the over-the-counter market or otherwise. If the Underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this Offering will be $1,500,000.

The Underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The Underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, and applicable Canadian securities legislation, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the United Kingdom

With respect to the United Kingdom (the “U.K.”), this prospectus is only being and may only be distributed to and directed at (i) persons outside the U.K. or (ii) persons in the U.K. who are (a) a “Qualified investor” within the meaning of Section 86(7) of the U.K. Financial Services and Markets Act 2000 as amended from time to time (“FSMA”) and (b) within the categories of persons referred to in Article 19 (Investment professionals) or Article 49 (High net worth companies, unincorporated associations, etc.) of the U.K. Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (“Financial Promotion Order”) (all such persons together being referred to as “relevant persons”). The Common Shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Common Shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents. This prospectus is not a prospectus for the purposes of Section 85(1) of FSMA. Accordingly, this prospectus has not been approved as a prospectus by the U.K. Financial Services Authority (“FSA”) under Section 87A of FSMA and has not been filed with the FSA pursuant to the United Kingdom Prospectus Rules nor has it been approved by a person authorized under the FSMA.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the Common Shares described in this prospectus has been prepared in the context of a public offering in France within the meaning of Article L.411-1 of the Code monétaire et financier and Title I of Book II of the Règlement Général of the Autorité des Marches Financiers and therefore has not been submitted for clearance to the Autorité des Marchés Financiers. The Common Shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the Common Shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the Common Shares to the public in France.

Such offers, sales and distributions will be made in France only:

•	to providers of investment services relating to portfolio management for the account of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers) and/or to qualified investors (investisseurs qualifiés), all as defined in, and in accordance with, Articles L.411-1, L.411-2 and D.411-1 to D.411-3 of the French Code monétaire et financier, on the condition that (i) this prospectus shall not be circulated or reproduced (in whole or in part) by such qualified investors, (ii) such investors act for their own account and (iii) they undertake not to transfer the Common Shares, directly or indirectly, to the public in France, other than in compliance with applicable laws and regulations pertaining to a public offering (and in particular Articles L.411-1, L.411-2 and L.621-8 of the Code monétaire et financier) and/or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the Règlement Général of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

RELATIONSHIP BETWEEN THE COMPANY AND A CERTAIN UNDERWRITER

RBC Dominion Securities Inc. is an affiliate of a Canadian chartered bank (the “Bank”) that is a lender to us, pursuant to a credit agreement dated December 1, 2004 and amended by a letter agreement dated December 4, 2006 (the “Facility”). Accordingly, we may be considered a “connected issuer” of this Underwriter under applicable Canadian securities legislation. As of the date hereof, there are no amounts outstanding under the Facility. As of the date hereof, we are in material compliance with the terms and conditions of the Facility.

The decision to distribute the Common Shares offered hereby and the determination of the terms of the Offering were made through negotiations between us and the Underwriters. The Bank did not have any involvement in such decision or determination but has been advised of the Offering and the terms thereof. As a consequence of the Offering, RBC Dominion Securities Inc. will receive its share of the Underwriters’ fee payable by us to the Underwriters.

LEGAL MATTERS

Certain Canadian legal matters in connection with the Offering will be passed upon on our behalf by Blake, Cassels & Graydon LLP and on behalf of the Underwriters by McCarthy Tétrault LLP. Certain U.S. legal matters in connection with the Offering will be passed upon on our behalf by Davis Wright Tremaine LLP and on behalf of the Underwriters by Simpson Thacher & Bartlett LLP. As of the date hereof, partners and associates of Blake, Cassels & Graydon LLP and McCarthy Tétrault LLP own beneficially, directly and indirectly, less than 1% of the Common Shares.

EXPERTS

KPMG LLP, independent chartered accountants, have audited our consolidated financial statements as at December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006 as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on KPMG LLP’s report, given on their authority as experts in accounting and auditing.

Perisho Tombor Ramirez Filler and Brown, Certified Public Accountants, have audited the financial statements of AirLink Communications, Inc. as at December 31, 2006 and 2005 and for each of the years in the two-year period ended December 31, 2006 as set forth in their report, which is incorporated in the business acquisition report dated July 30, 2007, which is incorporated by reference in this prospectus and elsewhere in the registration statement. The AirLink Communications, Inc. financial statements are incorporated by reference in reliance on Perisho Tombor Ramirez Filler and Brown’s report, given on their authority as experts in accounting and auditing.

AUDITORS, TRANSFER AGENT AND REGISTRAR

Our auditors are KPMG LLP, Chartered Accountants, 777 Dunsmuir, Vancouver, BC V7Y 1K3.

The registrar and transfer agent for the Common Shares in Canada is Computershare Trust Company of Canada, 510 Burrard Street, Vancouver, British Columbia and in the United States is Computershare Trust Company, Inc., 12039 West Alameda Parkway, Suite Z-2, Lakewood, Colorado. These offices and the principal offices of Computershare Trust Company of Canada in the city of Toronto can effect transfers and make deliveries of certificates for Common Shares.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this prospectus from documents filed with the securities commissions or similar authorities in Canada and filed with, or furnished to, the SEC in the United States. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary, at Sierra Wireless, Inc., 13811 Wireless Way, Richmond, British Columbia, V6V 3A4. You may call us at (604) 231-1100. For the purpose of the Province of Québec, this short form prospectus contains information to be completed by consulting the permanent information record, a copy of which permanent information record may also be obtained from the Corporate Secretary at the address noted above. Copies of documents incorporated by reference or forming part of the permanent information record may also be obtained by accessing the Web site located at www.sedar.com or the Web site located at www.sec.gov.

Information that is incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below, which were filed with the securities commission or similar authority in each of the provinces of Canada where this short form prospectus is being filed and were filed with, or furnished to, the SEC:

(a) our annual information form for the year ended December 31, 2006, dated March 21, 2007;

(b) our audited consolidated financial statements as at December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, together with the notes thereto and the auditors’ report thereon, including management discussion and analysis for the three-year period ended December 31, 2006;

(c) our unaudited consolidated financial statements as at June 30, 2007 and for the three and six month periods ended June 30, 2007 and 2006 together with the notes thereto, including management’s discussion and analysis for the three and six month periods ended June 30, 2007 and 2006;

(d) the management information circular of the Company dated March 21, 2007 prepared in connection with the Company’s annual and special meeting of shareholders held on May 2, 2007;

(e) a business acquisition report dated July 30, 2007 pertaining to the acquisition of AirLink Communications, Inc.;

(f) a material change report dated January 31, 2007 pertaining to the Company’s fourth quarter and fiscal year 2006 results;

(g) a material change report dated March 6, 2007 pertaining to the announcement of the acquisition of AirLink Communications, Inc.;

(h) a material change report dated April 27, 2007 pertaining to the results for the first quarter of 2007; and

(i) a material change report dated July 26, 2007 pertaining to the results for the second quarter of 2007.

Any documents of the type referred to above and any material change report, excluding confidential reports, filed by us with a securities commission or similar regulatory authority in Canada and filed with, or furnished to, the SEC in the United States after the date of this short form prospectus and prior to the termination of any offering hereunder shall be deemed to be incorporated by reference into this short form prospectus.

Any statement contained in this short form prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this short form prospectus, to the extent that a statement contained in this short form prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not to be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of circumstances in which it was made. Any statement so modified or superseded shall not be deemed in its unmodified or superseded form to constitute a part of this short form prospectus.

ELIGIBILITY FOR INVESTMENT

In the opinion of Blake, Cassels & Graydon LLP, our Canadian counsel, based on legislation in effect on the date of this prospectus, our Common Shares offered by this prospectus, if issued on the date of this prospectus, would be “qualified investments” under the Income Tax Act (Canada) (the “Tax Act”) and the regulations thereunder for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plan, and deferred profit sharing plans as defined in the Tax Act.

PURCHASERS’ STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

Securities legislation in several of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendments thereto. In several of the provinces the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages if the prospectus and any amendments thereto contain a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal adviser. Rights and remedies may also be available to purchasers under U.S. law; purchasers may wish to consult with a U.S. lawyer for particulars of these rights.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC under the United States Securities Act of 1933, as amended, a registration statement on Form F-10, which, together with all amendments and supplements thereto, we refer to as the Registration Statement with respect to the Common Shares offered hereby. This prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to us, and the Common Shares offered hereby, reference is made to the Registration Statement and to the schedules and exhibits filed therewith. Statements contained in this prospectus as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement can be found on the SEC’s website, www.sec.gov, by clicking on and following the instructions for “Filings & Forms”.

We are subject to the information requirements of the United States Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and in accordance therewith file periodic reports and other information with the

SEC. Under a multi-jurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. We are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Under the Exchange Act, we are not required to publish financial statements as frequently or as promptly as U.S. companies.

Any information filed with the SEC may be reviewed, printed and downloaded from the SEC’s website (www.sec.gov) and inspected and copied at prescribed rates at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. The Common Shares are quoted on the Nasdaq Global Market and reports and other information concerning us may be inspected at the offices of the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006-1500.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the Registration Statement of which this prospectus forms a part:

•	the documents referred to under the heading “Documents Incorporated by Reference”;

•	Consent of KPMG LLP;

•	Consent of Perisho Tombor Ramirez Filler and Brown PC;

•	Consent of Blake, Cassels & Graydon LLP;

•	Consent of Davis Wright Tremaine LLP; and

•	the underwriting agreement.

AUDITORS’ CONSENTS

We have read the short form prospectus of Sierra Wireless, Inc. (the “Company”) dated September  • , 2007, relating to the qualification for distribution of Common Shares of the Company. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned prospectus of our report to the shareholders of the Company on the consolidated balance sheets of the Company as at December 31, 2006 and December 31, 2005, and the consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006. Our report is dated January 31, 2007, except as to notes 15(d)(i) and 19 which are as of March 6, 2007.

Vancouver, Canada	•
September • , 2007	Chartered Accountants

We have read the short form prospectus of Sierra Wireless, Inc. (the “Company”) dated September  • , 2007, relating to the qualification for distribution of Common Shares of the Company. We have complied with United States generally accepted auditing standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned prospectus of our report to the board of directors and stockholders of AirLink Communications, Inc. (“AirLink”) on the balance sheets of AirLink as at December 31, 2006 and 2005 and the related statements of income, stockholders’ equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2006. Our report is dated May 14, 2007 and refers to a change in the method for accounting for stock-based compensation.

San Jose, California	•
September • , 2007	Certified Public Accountants

A-1

CERTIFICATE OF SIERRA WIRELESS, INC.

DATED: September 19, 2007

This short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador. For the purposes of the Province of Québec, this simplified prospectus, together with the documents incorporated by reference and as supplemented by the permanent information record, contains no misrepresentation likely to affect the value or the market price of the securities to be distributed.

By: (Signed) Jason Cohenour	By: (Signed) David McLennan
Chief Executive Officer	Chief Financial Officer

ON BEHALF OF THE BOARD OF DIRECTORS

By: (Signed) Charles Levine	By: (Signed) Paul Cataford
Director	Director

C-1

CERTIFICATE OF THE UNDERWRITERS

DATED: September 19, 2007

To the best of our knowledge, information and belief, this short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by the securities legislation of the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador. For the purposes of the Province of Québec, to our knowledge, this simplified prospectus, together with the documents incorporated herein by reference and as supplemented by the permanent information record, contains no misrepresentation likely to affect the value or the market price of the securities to be distributed.

CIBC World Markets Inc.

By: (Signed) Kathy D. Butler

RBC Dominion Securities Inc.

By: (Signed) Scott Davis

C-2

(BOWNE LOGO)

O37167

PART II
INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
Indemnification
     Section 124 of the Canada Business Corporations Act, or the CBCA, provides:
     1. Indemnification. A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.
     2. Advance of Costs. A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfill the conditions of subsection (3).
     3. Limitation. A corporation may not indemnify an individual under subsection (1) unless the individual:
     (a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and
     (b in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.
     4. Indemnification in derivative actions. A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).
     5. Right to Indemnity. Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity:
     (a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and
     (b) fulfils the conditions set out in subsection (3).
     6. Insurance. A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual:
     (a) in the individual’s capacity as a director or officer of the corporation; or
     (b) in the individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.

     7. Application to court. A corporation, an individual or an entity referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order that it sees fit.
     8. Notice to Director. An applicant under subsection (7) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.
     9. Other notice. On an application under subsection (7) the court may order notice to be given to any interested person and the person is entitled to appear and be heard in person or by counsel.
          In accordance with the CBCA, the Bylaws of the Company provide that:
          Subject to the provisions of the CBCA, the Company shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Company’s request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or such body corporate, if (a) he acted honestly and in good faith with a view to the best interests of the Corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. The Company shall also indemnify such person in such other circumstances as the CBCA or law permits or requires. Nothing in the by-laws of the Company shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of the by-laws.
A policy of directors’ and officers’ liability insurance is maintained by the Company which insures directors and officers for certain losses as a result of claims, other than those excluded by the insurance policy, against the directors and officers of the Company in their capacity as directors and officers and also reimburses the Company for payments made pursuant to the indemnity provisions under the articles and the CBCA. The Company has also entered into indemnity agreements with its directors and certain executive officers which require the Company to indemnify the director or executive officer and his or her heirs or legal representatives against all costs, charges and expenses actually and reasonably incurred by the indemnified person arising out of or relating to any civil, criminal or administrative action or proceeding to which the indemnified person is or was made a party or is or was threatened to be made a party, by reason of having been a director or officer of the Company or any subsidiary of the Company, including without limitation any action brought by the Company or any subsidiary of the Company. The Company is not required to indemnify the indemnified person pursuant to the indemnity agreement if the indemnified person did not with respect to the act or matter giving rise to the proposed indemnification:
          - act honestly and in good faith with a view to the best interests of the Company or the subsidiary of the Company, or
          - in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, have reasonable grounds for believing that his or her conduct was lawful.
          INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE REGISTRANT PURSUANT TO THE FOREGOING PROVISIONS, THE REGISTRANT HAS BEEN INFORMED THAT IN THE OPINION OF THE U.S. SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

EXHIBIT INDEX
Exhibits

Exhibit No.	Descriptions

3.1	Form of Underwriting Agreement

4.1	Annual Information Form dated March 21, 2007, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, which is contained in the Registrant’s 2006 Annual Report on Form 40-F for the year ended December 31, 2006, filed on March 29, 2007 with the Securities and Exchange Commission and is incorporated by reference

4.2	Audited comparative consolidated financial statements as at December 31, 2006 and 2005, and for each of the years in the three year period ended December 31, 2006, together with the notes thereto and the auditors’ report thereon included in Management’s Discussion and Analysis of Financial Condition and Results of Operations for the years so indicated, which are contained in the Registrant’s 2006 Annual Report on Form 40-F for the year ended December 31, 2006, filed on March 29, 2007 with the Securities and Exchange Commission and are incorporated by reference

4.3	Management Information Circular dated March 21, 2007 relating to the Registrant’s Annual and Special Meeting of shareholders held on May 2, 2007, except for any information set out therein relating to the composition of the compensation committee of the board of directors and its report on executive compensation and corporate governance and any performance graph therein, which is contained in the Registrant’s Report on Form 6-K, filed on March 29, 2007 with the Securities and Exchange Commission and is incorporated by reference

4.4	Business Acquisition Report dated July 30, 2007, pertaining to the acquisition of Airlink Communications, Inc., which is contained in the Registrant’s Report on Form 6-K, filed on July 30, 2007 with the Securities and Exchange Commission and is incorporated by reference

4.5	Material Change Report dated January 31, 2007, pertaining to the results of the fourth quarter of 2006 and the fiscal year 2006, which is contained in the Registrant’s Report on Form 6-K, filed on February 1, 2007 with the Securities and Exchange Commission and is incorporated by reference

4.6	Material Change Report dated March 6, 2007, pertaining to the acquisition of Airlink Communications, Inc., which is contained in the Registrant’s Report on Form 6-K, filed on March 7, 2007 with the Securities and Exchange Commission and is incorporated by reference

4.7	Material Change Report dated April 27, 2007 pertaining to the results at March 31, 2007 and the three-month period ended March 31, 2007 and 2006, which is contained in the Registrant’s report on Form 6-K , filed on May 7, 2007 with the Securities and Exchange Commission and is incorporated by reference

Exhibits

Exhibit No.	Descriptions

4.8	Material Change Report dated July 26, 2007, pertaining to the results at June 30, 2007 and for the six-month period ended June 30, 2007 and 2006, which is contained in the Registrant’s Report on Form 6-K, filed on July 27, 2007 with the Securities and Exchange Commission and is incorporated by reference

4.9	Registrant’s Report on Form 6-K, filed on August 10, 2007 with the Securities and Exchange Commission and is incorporated by reference

5.1	Consent of KPMG LLP

5.2	Consent of Perisho Tombor Ramirez Filler and Brown, PC

5.3*	Consent of Blake, Cassels & Graydon LLP

5.4*	Consent of Davis Wright Tremaine LLP

6.1	Powers of Attorney (included on the signature pages of this registration statement)

*	To be filed with subsequent amendment.

PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
Item 1. Undertaking
     The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.
Item 2. Consent of Service to Process
     (a) Concurrently with the filing of this Registration Statement on Form F-10, the Registrant has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.
     (b) Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Country of Canada, on this 19th day of September, 2007.

SIERRA WIRELESS, INC.
By:	/s/ Jason W. Cohenour
	Name:	Jason W. Cohenour
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints Jason Cohenour, David McLennan and Jocelyn Chang, and each of them, his true lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on
Form F-10 and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection therewith, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ JASON COHENOUR	President and Chief Executive Officer	September 19, 2007

Jason Cohenour

/s/ DAVID McLENNAN	Chief Financial Officer	September 19, 2007

David McLennan	(Principal Financial and Accounting Officer)

/s/ PETER CICERI	Director	September 19, 2007

Peter Ciceri

/s/ GREGORY AASEN	Director	September 19, 2007

Gregory Aasen

/s/ PAUL CATAFORD	Director	September 19, 2007

Paul Cataford

Signature	Capacity	Date

/s/ CHARLES LEVINE	Director	September 19, 2007

Charles Levine

/s/ DAVID B. SUTCLIFFE	Director	September 19, 2007

David B. Sutcliffe

/s/ S. JANE ROWE	Director	September 19, 2007

S. Jane Rowe

/s/ KENT THEXTON	Director	September 19, 2007

Kent Thexton
     Pursuant to the requirements of the Securities Act of 1933, the undersigned has signed this registration statement solely in the capacity of the duly authorized representative of Sierra Wireless, Inc. in the United States, in the City of Portland, State of Oregon, on this 19th day of September, 2007.

By:	/s/ MICHAEL C. PHILLIPS
Michael C. Phillips, Esq.
DAVIS WRIGHT TREMAINE LLP

EXHIBIT INDEX
Exhibits

Exhibit No.	Descriptions

3.1	Form of Underwriting Agreement

4.1	Annual Information Form dated March 21, 2007, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, which is contained in the Registrant’s 2006 Annual Report on Form 40-F for the year ended December 31, 2006, filed on March 29, 2007 with the Securities and Exchange Commission and is incorporated by reference

4.2	Audited comparative consolidated financial statements as at December 31, 2006 and 2005, and for each of the years in the three year period ended December 31, 2006, together with the notes thereto and the auditors’ report thereon included in Management’s Discussion and Analysis of Financial Condition and Results of Operations for the years so indicated, which are contained in the Registrant’s 2006 Annual Report on Form 40-F for the year ended December 31, 2006, filed on March 29, 2007 with the Securities and Exchange Commission and are incorporated by reference

4.3	Management Information Circular dated March 21, 2007 relating to the Registrant’s Annual and Special Meeting of shareholders held on May 2, 2007, except for any information set out therein relating to the composition of the compensation committee of the board of directors and its report on executive compensation and corporate governance and any performance graph therein, which is contained in the Registrant’s Report on Form 6-K, filed on March 29, 2007 with the Securities and Exchange Commission and is incorporated by reference

4.4	Business Acquisition Report dated July 30, 2007, pertaining to the acquisition of Airlink Communications, Inc., which is contained in the Registrant’s Report on Form 6-K, filed on July 30, 2007 with the Securities and Exchange Commission and is incorporated by reference

4.5	Material Change Report dated January 31, 2007, pertaining to the results of the fourth quarter of 2006 and the fiscal year 2006, which is contained in the Registrant’s Report on Form 6-K, filed on February 1, 2007 with the Securities and Exchange Commission and is incorporated by reference

4.6	Material Change Report dated March 6, 2007, pertaining to the acquisition of Airlink Communications, Inc., which is contained in the Registrant’s Report on Form 6-K, filed on March 7, 2007 with the Securities and Exchange Commission and is incorporated by reference

4.7	Material Change Report dated April 27, 2007 pertaining to the results at March 31, 2007 and the three-month period ended March 31, 2007 and 2006, which is contained in the Registrant’s report on Form 6-K , filed on May 7, 2007 with the Securities and Exchange Commission and is incorporated by reference

Exhibits

Exhibit No.	Descriptions

4.8	Material Change Report dated July 26, 2007, pertaining to the results at June 30, 2007 and for the six-month period ended June 30, 2007 and 2006, which is contained in the registrant’s Report on Form 6-K, filed on July 27, 2007 with the Securities and Exchange Commission and is incorporated by reference

4.9	Registrant’s Report on Form 6-K, filed on August 10, 2007 with the Securities and Exchange Commission and is incorporated by reference

5.1	Consent of KPMG LLP

5.2	Consent of Perisho Tombor Ramirez Filler and Brown, PC

5.3*	Consent of Blake, Cassels & Graydon LLP

5.4*	Consent of Davis Wright Tremaine LLP

6.1	Powers of Attorney (included on the signature pages of this registration statement)

*	To be filed with subsequent amendment.